Exhibit 10.4

AGREEMENT AND RELEASE

The Gap, Inc. (“Company”) notified Dawn Robertson (“Executive”) that Executive’s employment as President, Old Navy, was terminated effective February 19, 2008 and Executive would be eligible for certain compensation under the Termination/Severance section of the letter agreement (“Agreement”) between Executive and the Company dated October 6, 2006 as long as certain conditions in the Agreement are met, including Executive’s execution of the release of claims below. Except as expressly modified below, the terms and conditions of the Agreement remain in effect.

1. Additional Consideration

As additional consideration for the promises Executive makes herein, the Company will pay Executive $620,747, less taxes. Such payment will be made within 14 days of the date Executive signs this Agreement and Release.

2. Additional Payment

Company will pay Executive $337,500, less taxes, on or about March 28, 2008.

3. Relocation Costs

Company hereby waives any rights it may have to seek reimbursement of expenses paid for Executive’s relocation to San Francisco.

4. Initial Bonus Repayment

Company hereby waives any rights it may have to seek reimbursement of all or a portion of the Initial Bonus described in the Agreement and paid to Executive in 2007.

5. Release of Claims

Executive hereby releases and forever discharges the Company, its subsidiaries, affiliates, officers, directors, agents and employees, from any and all claims, liabilities and obligations, of every kind and nature, whether now known or unknown, suspected or unsuspected, which Executive ever had, or now has, with the exception of claims that cannot be legally waived. This release includes all federal and state statutory claims, federal and state common law claims (including those for contract and tort), and claims under any federal or state anti-discrimination statute or ordinance, including but not limited to, Title VII of the Civil Rights Act of 1964 (as amended), the Age Discrimination in Employment Act, 42 U.S.C. sections 1981 and 1983, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the California Constitution, the California Fair Employment and Housing Act, the California Unfair Competition Act (California Business and Professions Code section 17200 et seq.), the California Unruh Act, and the California Labor Code. Executive expressly waives the protection of Section 1542 of the Civil Code of the State of California, which states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.”

This is a legally binding release. Executive is advised to consult with an attorney prior to signing this Release. Executive has 21 days to consider this Release. Within seven days of signing this Release, Executive may revoke this Release by notifying the Company in writing that Executive revokes it. Executive is also advised to seek her own financial and tax consultants related to the compensation and benefits described in the Agreement.

Agreed to this 25 day of March, 2008

/S/ DAWN ROBERTSON
Dawn Robertson

Agreed to this 25th day of March, 2008

/S/ THOMAS J. LIMA
The Gap, Inc. By: Thomas J. Lima, Vice President and Deputy General Counsel